EXHIBIT 12

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to the filing date of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
8/11/2026	Buy	4,758	11.59
8/20/2026	Buy	300	11.20
9/1/2026	Buy	905	11.40
9/2/2026	Buy	2,000	11.48
9/3/2026	Buy	3,721	11.56
9/8/2026	Buy	1,179	11.55
9/9/2026	Buy	800	11.55
9/15/2026	Buy	3,306	10.92
9/16/2026	Buy	1,534	10.88
9/17/2026	Buy	1,258	11.10
9/18/2026	Buy	14,185	10.82
9/21/2026	Sell	930	10.96
9/22/2026	Sell	12,336	10.95
9/23/2026	Buy	4,657	10.85
9/24/2026	Buy	500	10.85
9/25/2026	Buy	5,256	10.74
9/28/2026	Buy	1,272	10.73
9/29/2026	Buy	1,988	10.63
9/30/2026	Buy	11,059	10.71
10/5/2026	Buy	25,144	10.51
10/6/2026	Buy	5,497	10.47